Exhibit 24 CONFIRMING STATEMENT This Statement confirms that the undersigned has authorized and designated the Chief Executive Officer, Chief Financial Officer, Corporate Secretary, or Assistant Corporate Secretary of Artivion, Inc. to execute and file on the undersigned’s behalf all update passphrase requests, and Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange commission as a result of the undersigned’s ownership of or transactions in securities of Artivion, Inc. The authority of the Chief Executive Officer, Chief Financial Officer, Corporate Secretary, or Assistant Corporate Secretary of Artivion, Inc. under this Statement shall continue until the undersigned is no longer required to file update passphrase requests or Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of Artivion, Inc., unless earlier revoked in writing. The undersigned acknowledges that the Chief Executive Officer, Chief Financial Officer, Corporate Secretary, or Assistant Corporate Secretary of Artivion, Inc. is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. The undersigned further gives the individuals named as prospective account administrators for Artivion, Inc., which as of the date hereof are Thao Nguyen Jones and Kathleen Cullen Hutchins, the authority to act as the undersigned’s account administrators and manage the undersigned’s EDGAR account. Dated as of June 1, 2026 /s/ Andrew M. Green ______________________________ Andrew M. Green